Exhibit 99.1
FOR IMMEDIATE RELEASE
Encorium Reports Third Quarter 2008 Financial Results
·	New business wins increase 400% to $16 million in third quarter 2008; up 40% year-to-date
·	Results include $1.9 million non-cash goodwill impairment charge

WAYNE, PA, November 26, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced its financial results for the third quarter ended September 30, 2008.

2008 Third Quarter Financial Results

Net revenue for the third quarter of 2008 was $7.4 million, an increase of 3.5% from $7.2 million for the third quarter of 2007. The increase in net revenues was primarily due to a $650,000 increase in revenues generated by our European operations, offset by a $400,000 decrease in revenues generated in the U.S. The increase in revenues at the Company’s European operations reflected a benefit of approximately $438,000 due to favorable foreign currency fluctuations for the three months ended September 30, 2008 compared with the same prior year period. The decrease in net revenues generated in the U.S. was primarily due to a decrease in the number of contracts and related contract values of active clinical studies being conducted in the U.S. during the third quarter of 2008 compared to the same prior year period.

Direct expenses for the third quarter of 2008 were $5.4 million, or 72.3% of net revenues compared to $4.9 million, or 67.9% of revenues, for the comparable prior year period. The increase in direct expenses was partially affected by $280,000 in foreign currency fluctuations absorbed by the Company’s European operations for the third quarter of 2008.

Selling, general, and administrative expenses (SG&A) totaled $3.6 million, or 48.4% of net revenue, for the three months ended September 30, 2008, as compared to $3.2 million, or 44.7% of net revenue, for the three months ended September 30, 2007. The increase was due primarily to non-recurring transaction costs of $850,000 attributable to the Prologue and Linkcon transactions that were terminated during the third quarter of 2008. SG&A excluding non-recurring transaction costs was $2.8 million or 37.8% of net revenue. These costs were offset in part by reductions in SG&A of $450,000 as a result of staff reductions and reductions in overhead costs, net of unfavorable foreign currency fluctuations of approximately $160,000 thousand incurred by our European operations.

Depreciation and amortization expense decreased by 18.9% to $506,000 for the three months ended September 30, 2008 from $623,000 for the three months ended September 30, 2007, primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

The Company reported a net loss for the third quarter of 2008 of $3.9 million, or $(0.19) per diluted share. Included in the results is a non cash $1.9 million, or $0.09 per share, impairment charge related to the Company’s goodwill and certain of its intangible assets. This resulted from an interim impairment test that was triggered by a number of factors, including the sustained decline in the Company's stock price during the third quarter of 2008. The Company will complete the final step in its impairment analysis in the fourth quarter of 2008 and, if required, adjust the balances of goodwill and intangibles accordingly. In the third quarter of 2007, the Company reported a net loss of $1.3 million, or $(0.07) per diluted share.

Dr. David Ginsberg, Encorium Group’s Chief Executive Officer, commented, “We continue to believe we are well positioned to compete and win new business in today’s competitive environment. Importantly, our European capabilities have been a key differentiator. This type of value-added service was one of the main reasons for our continued new business wins, which amounted to $16.0 million in the quarter, up from $4.0 million in prior year period. Year to date we have $31.7 million of announced new business awards up from $22.6 million in the prior period. Recent new business wins include contracts in the therapeutic arena of oncology, which is a recent focus for Encorium, and demonstrates how our increased business development efforts are starting to pay off.”

2008 Nine Months Financial Results

Net revenue for the nine months ended September 30, 2008 decreased to $23.2 million as compared to $23.3 million for the nine months ended September 30, 2007. The decrease in revenue was primarily due to a decrease in the number of contracts and related contract values of active clinical studies being conducted in the U.S. offset by an increase in revenues generated by our European operations, which was due in part to favorable foreign currency fluctuations.

Direct expenses for the nine months ended September 30, 2008 were $16.6 million, or 71.5% of net revenue, compared to $14.8 million, or 63.6% of net revenue, for the nine months ended September 30, 2007. SG&A expenses for the first nine months of 2008 were $10.8 million, or 46.6% of net revenue, compared to $9.2 million, or 39.2% of net revenue, for the prior year period. Of the $1.6 million increased in SG&A, approximately $850,000 was attributable to the previously stated non-recurring transaction costs. SG&A excluding non-recurring transaction costs was $10.0 million or 43.1% of net revenue Depreciation and amortization expense for the nine months ended September 30, 2008 declined to $1.5 million compared to $1.9 million for the nine months ended September 30, 2007, primarily as a result of a reduction in the amount of amortization related to the intangible assets acquired from the Remedium acquisition.

The Company reported a net loss for the nine months ended September 30, 2008 of $7.3 million, or $(0.36) per diluted share, which includes the $1.9 million non-cash impairment charge, as compared to a net loss of $2.0 million, or $(0.11) per diluted share for the nine months ended September 30, 2007.

Financial Position

Encorium’s balance sheet at September 30, 2008 reflected cash and cash equivalents of $5.4 million and shareholders’ equity of $19.8 million. The Company has no outstanding debt.

Investor Conference Call

Encorium will hold a conference call on Monday, December 1, 2008 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial 877-548-7903, or for international callers, please dial 719-325-4916. Those interested in listening to the conference call via the Internet may do so by visiting the Company’s Web site at www.encorium.com or by clicking the following link: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=34469&c=ENCO&mediakey=D23D364B6FE419658 530175645AE7BAA&e=0.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding future expectations. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:
Encorium Group, Inc.	Cameron Associates
Philip L. Calamia, Chief Financial Officer	Alison Ziegler
610-975-9533	212-554-5469
www.encorium.com	alison@cameronassoc.com

--financial tables follow—

ENCORIUM GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,
	2008	2007	2008	2007

Net revenue	$ 7,438,000	$7,187,322	$ 23,184,084	$ 23,331,099
Reimbursement revenue	1,475,482	1,068,931	3,963,040	3,547,889

Total Revenue	8,913,482	8,256,253	27,147,124	26,878,988

Operating Expenses
Direct (exclusive of depreciation and amortization)	5,378,998	4,878,728	16,575,767	14,832,536
Reimbursement out-of-pocket expenses	1,475,482	1,068,931	3,963,040	3,547,889
Selling, general and administrative	3,601,849	3,212,726	10,801,381	9,153,198
Depreciation and amortization	505,662	623,354	1,494,889	1,865,130
Impairment loss	1,856,183	-	1,856,183

Total Operating Expenses	12,818,174	9,783,739	34,691,260	29,398,753

Loss from Operations	(3,904,692)	(1,527,486)	(7,544,136)	(2,519,765)

Interest Income	17,509	78,379	101,027	213,593
Interest Expense	(19,386)	7,280	(31,161)	(19,055)

Net Interest (Expense) Income	(1,877)	85,659	69,866	194,538

Net Loss before Income Taxes	(3,906,569)	(1,441,827)	(7,474,270)	(2,325,227)

Income Tax Benefit	(25,217)	(160,820)	(140,087)	(305,963)

Net Loss	$ (3,881,352)	$(1,281,007)	$ (7,334,183)	$ (2,019,264)

Net Loss per Common Share
Basic	$(0.19)	$(0.06)	$(0.36)	$(0.11)
Diluted	$(0.19)	$(0.06)	$(0.36)	$(0.11)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,603,140	19,876,572	20,603,140	18,772,041
Diluted	20,603,140	19,876,572	20,603,140	18,772,041

E N C O R IU M G R O U P , IN C .
		C O N S O L ID A T E D C O N D E N S E D B A L A N C E	S H E E T S
(U N A U D IT E D )
			S ep tem b er 3 0 ,	D ecem b er 3 1 ,
			2 0 0 8	2 0 0 7

A ssets
C u rren t A ssets
C ash an d	cash eq u iv alen ts		$5 ,3 6 6 ,7 2 7	$9 ,1 0 9 ,4 5 6
Inv estig ato r ad v an ces			2 9 2 ,1 9 1	5 5 1 ,6 9 7
A cco u n ts receiv ab le, less allo w an ce o f $ 9 7 ,0 0 0
fo r 2 0 0 8	an d	2 0 0 7 , resp ectiv ely	6 ,5 5 2 ,1 5 6	4 ,8 2 4 ,7 9 5
P rep aid	ex p en ses an d o th er		1 ,1 4 5 ,5 7 0	8 6 7 ,6 5 1
P rep aid	tax es		1 1 ,2 0 4	4 ,0 3 1
C o sts an d estim ated earn in gs in ex cess o f
related b illin gs o n		u n co m p leted co n tracts	1 ,2 1 5 ,2 0 2	9 9 4 ,7 7 7

T o ta l C u rren t A ssets			1 4 ,5 8 3 ,0 5 0	1 6 ,3 5 2 ,4 0 7

P ro p erty a n d	E q u ip m en t, N et		1 ,1 2 4 ,5 7 7	1 ,2 9 3 ,6 1 6

In ta n gib le A ssets
G o o d w ill			1 5 ,6 1 5 ,5 7 2	1 5 ,3 8 8 ,2 9 9
O th er in tan g ib les, N et			3 ,8 9 9 ,1 9 1	4 ,2 0 4 ,8 2 5
O th er assets			6 4 7 ,9 0 8	2 9 1 ,1 4 8

T o ta l A ssets			$3 5 ,8 7 0 ,2 9 8	$3 7 ,5 3 0 ,2 9 5

L ia b ilities a n d	S to ck h o ld ers' E q u ity
C u rren t L ia b ilities
A cco u n ts p ayab le			$3 ,0 5 6 ,3 5 7	$1 ,3 6 6 ,9 0 5
A ccru ed	ex p enses		2 ,9 6 7 ,3 6 7	3 ,6 9 6 ,4 0 4
D eferred	tax es		2 0 2 ,3 7 0	3 1 6 ,6 7 5
O b lig atio n s u nd er cap ital leases			2 7 ,9 5 2	2 9 ,6 8 8
B illin g s in	ex cess o f related co sts an d
estim ated	earnin g s o n u n co m p leted co n tracts		3 ,5 6 6 ,7 4 2	3 ,3 2 9 ,8 6 9
C u sto m er ad v an ces			4 ,8 5 4 ,3 3 7	3 ,2 4 4 ,8 3 4

T o ta l C u rren t L ia b ilities			1 4 ,6 7 5 ,1 2 5	1 1 ,9 8 4 ,3 7 5

L o n g T erm	L ia b ilities
O b lig atio n s u nd er cap ital leases			9 6 ,5 7 6	1 1 7 ,7 2 3
D eferred	tax es		9 3 8 ,4 4 4	8 7 6 ,3 0 8
O th er liab ilities			3 7 5 ,5 2 3	4 4 6 ,2 5 3

T o ta l L on g		T erm L iab ilities	1 ,4 1 0 ,5 4 3	1 ,4 4 0 ,2 8 4

T o ta l L ia b ilities			1 6 ,0 8 5 ,6 6 8	1 3 ,4 2 4 ,6 5 9

S to ck h o ld ers' E q u ity
C o m m o n	sto ck, $ .0 0 1 p ar valu e 3 5 ,0 0 0 ,0 0 0
sh ares au th o rized , 2 0 ,8 3 4 ,0 0 4 sh ares issu ed
an d o u tstan d in g			2 0 ,8 3 4	2 0 ,8 3 4
A d d itio n al p aid -in		cap ital	3 2 ,3 4 0 ,6 1 9	3 2 ,1 5 4 ,2 2 7
A d d itio n al p aid -in		cap ital w arran ts	9 0 5 ,6 9 9	9 0 5 ,6 9 9
A ccu m u lated		d eficit	(1 5 ,9 9 8 ,1 3 7 )	(8 ,6 6 3 ,9 5 4 )
A ccu m u lated		o th er co m p rehen siv e in co m e	3 ,2 1 3 ,8 3 9	3 8 7 ,0 5 4

L ess:			2 0 ,4 8 2 ,8 5 4	2 4 ,8 0 3 ,8 6 0
T reasu ry sto ck , at co st, 2 3 0 ,8 6 4 sh ares			(6 9 8 ,2 2 4 )	(6 9 8 ,2 2 4 )

T o ta l S tock h o ld ers’ E q u ity			1 9 ,7 8 4 ,6 3 0	2 4 ,1 0 5 ,6 3 6

T o ta l L ia b ilities a n d S to ck h o ld ers’ E q u ity			$3 5 ,8 7 0 ,2 9 8	$3 7 ,5 3 0 ,2 9 5

S ee acco m p an yin g n o tes to th e co nso lid ated fin an cial statem en ts.

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